EXHIBIT 11


                        PREMIUMWEAR, INC. and SUBSIDIARY

                        Computation of Per Share Earnings



                                                Year ended
                                           -----------------------
                                           January 3,    January 4,
                                              1998         1997
                                           ----------   ----------
Basic Earnings Per Share:

   Weighted average number of common
     shares outstanding ................    2,309,000    2,068,000

       Net income ......................   $  837,000   $7,181,000

       Net income per common share .....   $     0.36   $     3.47
                                           ==========   ==========

Diluted Earnings Per Share:

   Weighted average number of common
     shares outstanding ................    2,309,000    2,068,000
   Common share equivalents from assumed
     exercise of options ...............       29,000       62,000
                                           ----------   ----------

       Total shares ....................    2,338,000    2,130,000

       Net income ......................   $  837,000   $7,181,000

       Net income per common share and
         common share equivalents ......   $     0.36   $     3.37
                                           ==========   ==========


Diluted net income per common share and common share equivalents is computed using the weighted average number of shares and common share equivalents outstanding during each period. Common share equivalents represent the dilutive effects of outstanding stock options using the treasury stock method. The calculation of diluted earnings per share uses the average market price for the period.